UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 14, 2007

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

 Registrant's telephone number, including area code:  732-404-1117

________________________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2007, we entered into a long-term supply agreement with Diagnostic Chemicals Limited, doing business as BioVectra (the “Supplier”), for supply of raw material used in the production of REPEL-CV. Under the agreement, the Supplier, who had previously been acting in a similar capacity on the basis of an interim agreement, agreed to manufacture and supply us with our anticipated requirements of raw material, consistent with rolling forecasts provided by us. Together with the agreements entered into with two other suppliers in March of this year relating to processing, assembling, sterilizing and packaging of REPEL-CV, we now have in place the necessary arrangements to satisfy our anticipated requirements for production and supply of REPEL-CV for the foreseeable future.

The agreement has an initial term of five years, subject to automatic renewal for successive one-year terms unless either party provides notice of termination at least six months prior to the expiration of any then term. If the Supplier elects not to renew, it has agreed to continue to support our production requirements for up to 12 months following expiration of the then current term, at mutually agreeable pricing and delivery terms. Under the agreement, pricing is fixed for an initial period, after which it can be changed periodically by the Supplier to reflect cost adjustments as set forth in the agreements. The agreement contains provisions relating to, among other things, product testing and quality control, compliance with US Food and Drug Administration regulatory requirements, product recall, insurance and indemnification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: June 20, 2007	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO